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                                                                   EXHIBIT 10.i.



                             RETIREMENT PLAN FOR
OUTSIDE DIRECTORS


     Effective February 3, 1989, Federal Signal Corporation hereby establishes the Federal Signal Retirement Plan for Outside Directors.

                                  ARTICLE I

INTRODUCTION


Section 1.1 Name of Plan. The name of the plan is the Federal Signal Retirement Plan for Outside Directors (the "Plan").

Section 1.2  Effective Date.  The effective date of the Plan is
             February 3, 1989.



ARTICLE II

                                 DEFINITIONS



Section 2.1 "Board" shall mean the Board of Directors of Federal Signal Corporation (the "Company").

Section 2.2 "Change in Control" shall mean the occurrence of any of the following events without the prior approval of the Board:

             (a) any person (including a group as defined in Section 13(d) of the Securities Exchange Act of 1934) becoming the beneficial owner, directly or indirectly, of twenty (20%) percent or more of the shares of the Company entitled to vote for the election of directors;

             (b) as a result of or in connection with any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease to constitute a majority of the Board; or

             (c) the stockholders of the Company approve an agreement providing for a transaction in which the Company will cease to be an independent publicly-owned corporation or a sale or other disposition of all or substantially all of the assets of the Company occurs.


Section 2.3 "Compensation Committee" shall mean the Compensation Committee of the Board or its delegate.

Section 2.4 "Participant" shall mean an outside director of the Company who became a director prior to October 9, 1997.





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                                 ARTICLE III

                           BENEFITS UNDER THE PLAN




Section 3.1 Eligibility to Receive Benefits Under the Plan. A Participant under this Plan shall be eligible to receive benefits under this Plan only if, a the time of termination from service on the Board,
             (1) such Participant has attained the age of 68 and completed at least ten (10) years of service on the Board (Directors who have past service on the Board when this Plan was adopted must have completed at least five (5) years of service at the time of termination of service from the Board); or (2) a Change in Control has occurred.

Section 3.2 Amount of Annual Benefit Payable Under the Plan. A Participant who is eligible to receive benefits under this Plan shall be entitled to receive an annual benefit, paid on a quarterly basis, of (1) $15,000 if the Participant has attained age 70 prior to the termination of service on the Board or after a Change in Control;
             (2) $11,250 if the Participant is between the age of 69 and 70 at the time of termination of service on the board; or (3) $7,500 if the Participant is between the age of 68 and 69 at the time of termination of service of the Board.

Section 3.3 Duration of Payments Under the Plan. The annual benefits payable as set forth in Section 3.2 of the Plan shall be paid 25% at the end of each quarter, beginning with the first quarter immediately following a Participant's termination of service on the Board, and shall continue for ten (10) years if the amount of the annual benefit is $15,000; for eight (8) years if the amount of the annual benefit is $11,250; for five (5) years if the amount of the benefits $7,500 or until death of the Participant if death occurs prior to the expiration of the foregoing periods.

Section 3.4 Lump Sum Option. If termination of service on the Board occurs after a Change in Control, a Participant may elect, upon his termination of service on the Board, to receive a lump sum payment equal to the present value (using the applicable Pension Benefit Guarantee Corporation interest rate) of the annual benefits of $15,000 for ten (10) years, which lump sum shall be paid immediately upon termination of the Participant's service on the Board.

Section 3.5 Non-Assignability of Interests. The interests herein and the right to receive benefits hereunder may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process.



                                  ARTICLE IV

                                  CONSULTING

Section 4.1 Consulting. After termination of service from the Board, a Participant receiving benefits under this Plan shall, during the applicable period set forth in Section 3.3, agree to hold himself available at mutually convenient times for consultation with members of the Board and senior management of the Company, at the request of the Chief Executive Officer, concerning the business and affairs of the Company at a fee of $1,000, plus reasonable expenses, for each day of active consultation for up to three (3) days per quarter, or as otherwise mutually agreed.





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                                  ARTICLE V

                             PLAN ADMINISTRATION



Section 5.1 Administration. The Plan shall be administered by the Compensation Committee. The Compensation Committee shall have the authority to interpret the Plan and any such interpretation shall be final and binding on all parties. The Compensation Committee shall have the authority to delegate to the Chief Executive Officer of the Company, or others, the duties and responsibilities of maintaining records, issuing such regulations as it deems appropriate, and making distributions hereunder. The Board, or if specifically delegated, its delegate, may amend or terminate the Plan at any time, provided that no such amendment or termination shall adversely affect the rights under the Plan of directors who became directors before the time of such amendment or termination unless such directors consent to the amendment or termination in writing. The Company will pay for all distributions made pursuant to the Plan and for all costs, charges and expenses relating to the administration of the Plan.

IN WITNESS WHEREOF, Federal Signal Corporation has caused this Plan to be executed as of February 3, 1989.

                                               FEDERAL SIGNAL CORPORATION




                                               By: /s/ Joseph J. Ross
                                                  -----------------------------
                                                  Joseph J. Ross, President and
                                                  Chief Executive Officer